Exhibit 5.1

May 12, 2023

Treasure Global Inc

276 5th Avenue, Suite 704 #739

New York, New York 10001

Ladies and Gentlemen:

We have acted as counsel to Treasure Global Inc, a Delaware corporation, (the “Company”) in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-1 under the Securities Act of 1933, as amended (the “Act”), relating to the resale of up to 22,880,000 shares of common stock, par value $0.00001 per share (the “Conversion Shares”), that may be issued upon conversion of convertible debentures (the “Convertible Debentures”) issued or issuable by the Company pursuant to that certain Securities Purchase Agreement dated February 28, 2023 by and between the Company and YA II PN, Ltd., a fund managed by Yorkville Advisors Global, LP (the “Securities Purchase Agreement”). As used herein, “Convertible Debentures” includes the Convertible Debenture issued on February 28, 2023 (the “Initial Convertible Debenture”) and any subsequently-issued Convertible Debenture issued pursuant to the Securities Purchase Agreement (the “Future Convertible Debentures”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Conversion Shares.

In arriving at the opinions expressed below, we have examined and relied upon (a) the Registration Statement and related prospectus; (b) the Company’s Certificate of Incorporation and the Company’s Bylaws; each as currently in effect; (c) the Securities Purchase Agreement; (d) the Initial Convertible Debenture; (e) the form of Convertible Debentures; and (f) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In addition, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed (a) the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have also assumed that the issuance of the Conversion Shares and any subsequent resale of the Conversion Shares by the holders thereof, the performance by the Company of its obligations under the Securities Purchase Agreement and the Convertible Debentures, including, without limitation, the issuance of the Conversion Shares upon conversion of the Convertible Debentures, will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its subsidiary is subject; (ii) any law, rule or regulation to which the Company or its subsidiary is subject; (iii) any judicial or regulatory order or decree of any governmental authority; or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. With your consent, we have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters without having independently verified such factual matters.

1

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware (the “DGCL”). We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. We assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative or regulatory action, judicial decision or otherwise.

We have assumed that at the time any Conversion Shares are resold pursuant to the Registration Statement, the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1.       The Conversion Shares, other than those issuable pursuant to Convertible Debentures that have not yet been issued under the Securities Purchase Agreement, when issued in accordance with the terms of the Initial Convertible Debenture, will be validly issued, fully paid and nonassessable, and

2.       Any other Conversion Shares, when issued in accordance with the terms of the Future Convertible Debentures after any such Future Convertible Debentures have been issued against payment therefor in accordance with the terms of the Securities Purchase Agreement and the Future Convertible Debentures, will be validly issued, fully paid and nonassessable.

With your consent, we have assumed that (a) the Convertible Debentures and the Securities Purchase Agreement related thereto pursuant to which the Convertible Debentures have been or will be issued, have been duly authorized, executed and delivered by the parties thereto other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof; (b) the Convertible Debentures and the Securities Purchase Agreement constitute and will continue to constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms; (c) the Company will receive, prior to the issuance of the Convertible Debentures, adequate consideration therefor; and (d) all of the material statements of fact made in the Company’s securities filings with the Commission are true and correct.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Conversion Shares.

Very truly yours,

/s/ Carmel, Milazzo & Feil LLP

Carmel, Milazzo & Feil LLP

2